Exhibit 99.2
Oceaneering Announces Two-for-One Stock Split
Initiates Regular Quarterly Common Stock Dividend of $0.15 per Share
May 9, 2011 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) announced that its Board of Directors has declared a two-for-one common stock split and the initiation of a regular quarterly dividend.
The two-for-one common stock split is to be accomplished by means of a stock dividend, payable on June 10, 2011 to shareholders of record as of the close of business on May 19, 2011. Based on the current number of shares outstanding, the stock split will increase Oceaneering’s total shares outstanding from approximately 54 million to 108 million. Oceaneering expects that its common stock will begin trading on a split-adjusted basis on June 13, 2011.
Oceaneering’s Board also initiated a regular quarterly dividend of $0.15 per common share on the split-adjusted shares, with the first such dividend payable on June 29, 2011 to shareholders of record at the close of business on June 17, 2011.
M. Kevin McEvoy, President and Chief Executive Officer, stated, “Our Board’s decision to initiate a regular quarterly dividend underscores our confidence in Oceaneering’s financial strength and future business prospects. While our main objective continues to be growing Oceaneering’s asset base and earnings capability, we are pleased to begin a new initiative to return a portion of our earnings to our shareholders. We believe our regular quarterly dividend will not compromise our ability to pursue organic growth and acquisition opportunities.”
Taking into account the stock split, Oceaneering’s EPS guidance range for the second quarter of 2011 is now $0.45 to $0.50, and for the year 2011 is now $1.83 to $1.95. The historical impact since 2006 on Oceaneering’s reported EPS is detailed in the attached table.
Anticipated questions and answers regarding this stock split are available at the Investor Relations page of Oceaneering’s website http://www.oceaneering.com/investor-relations/.
Statements in this press release that express a belief, expectation, or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release concern Oceaneering’s: anticipated date that additional shares of common stock will be distributed; anticipated date its common stock will begin trading on a split-adjusted basis; initial quarterly dividend record and payment dates; characterization of its quarterly dividend as “regular”; confidence in its financial strength and future business prospects; belief that the regular quarterly dividend will not compromise its ability to pursue organic growth and acquisition opportunities; and 2011 second quarter and annual EPS guidance ranges. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of

Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.
Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.
For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com; E-Mail investorrelations@oceaneering.com.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES
HISTORICAL EARNINGS PER SHARE

	Previously Reported	Diluted Earnings Per Share
	Diluted Earnings Per Share	Adjusted for Stock Split
2006	$2.26	$1.13

2007	$3.22	$1.61

2008	$3.56	$1.78

2009	$3.40	$1.70

2010	$3.65	$1.82
Q1	$0.71	$0.35
Q2	$0.98	$0.49
Q3	$1.09	$0.54
Q4	$0.88	$0.44

2011
Q1	$0.77	$0.39